Exhibit 10.13

EMPLOYMENT AGREEMENT

     This Agreement is entered into by and between Computer Associates International, Inc. (the “Company”) and Mike Christenson (the “Employee”) as of February 14, 2005 (the “Effective Date”).

     1. Employment, Duties, Authority and Work Standards. The Company hereby agrees to employ the Employee as Executive Vice President of Business Development and the Employee hereby accepts such position and agrees to serve the Company and its affiliates from time to time (together, the “Group”) in such capacity during the Employment Period (as defined below). The Employee shall report directly to the Company’s Chief Operating Officer. The Employee’s duties, responsibilities and authority shall be such duties, responsibilities and authority as are consistent with the above job title and such other duties, responsibilities and authority as the Chief Operating Officer shall from time to time specify. The Employee will (a) serve the Group faithfully, diligently and to the best of the Employee’s ability under the direction of the Chief Operating Officer, (b) devote his full working time and best efforts, attention and energy to the performance of his duties to the Group and (c) not do anything inconsistent with his duties to the Group.

          During the Employment Period, except as provided below, the Employee will not render any business, commercial or professional services to any non-member of the Group. However, the Employee may:

(A)	serve on corporate, civic or charitable boards, so long as these activities do not interfere with the performance of his responsibilities under this Agreement and such service is approved by the Board of Directors of the Company (the “Board”); and

(B)	subject to the approval of the Corporate Governance Committee of the Board, continue to serve as Operating Partner of One Equity Partners (“OEP”), provided that: (i) such activities do not interfere with the performance of his responsibilities under this Agreement; (ii) any investments that the Employee engages in, directly or indirectly, will be disclosed to, and subject to the approval of the Chief Executive Officer, Chief Operating Officer and Chief Compliance Officer of the Company; (iii) the Employee hereby represents and acknowledges that he has informed OEP of his employment with the Company, and he has advised OEP, and OEP has agreed, that the Employee should not be consulted or made aware of any potential investment opportunities of OEP that are or may be viewed as competitive with the business activities of the Group; (iv) the Employee acknowledges his duties to the Company and represents that any information obtained by the Employee with respect to the Company may not be shared with or used for the benefit of any third party, including, without limitation, OEP; (v) if an opportunity comes to the Employee independently and individually or in his capacity at OEP that the Employee reasonably believes may be of interest to the Company, the Employee shall present such opportunity to the Company first; and (vi) if the Employee develops an actual or potential conflict of interest with the Company, he will report the conflict immediately to the Chief Executive Officer, Chief Operating Officer and Chief Compliance Officer of the Company. The Company reserves the right to amend the disclosure and approval process relating to the OEP activities described above from time to time and to withdraw its approval of the Employee’s involvement with OEP if, at any time during the Employment Period, the Company believes that Employee’s OEP responsibilities interfere with his responsibilities to the Company and/or the Company believes that there may be a conflict.

     2. Laws; Other Agreements. The Employee represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which the Employee is a party or by which he is bound.

     3. Compensation.

          (a) In consideration of services that the Employee will render to the Company, the Company agrees to pay the Employee, during the Employment Period, the sum of $525,000 per annum (less applicable withholdings) (the “Base Salary”), payable semi-monthly concurrent with the Company’s normal payroll cycle.

          (b) Management shall recommend that the Employee be eligible to receive an annual cash bonus (“Annual Bonus”), with respect to the fiscal year ending March 31, 2006, under the Company’s Annual Performance Bonus program as set forth in Section 4.4 of the Company’s 2002 Incentive Plan or a successor plan (the “Incentive Plan”) with a target level of $525,000, provided that such targeted amount and the other terms and conditions of such Annual Performance Bonus shall be subject to determination and approval of the Compensation and Human Resource Committee of the Board of Directors (the “Compensation Committee”) in accordance with the terms of the Incentive Plan.

          (c) Management shall also recommend to the Compensation Committee that the Employee be eligible to receive a targeted Long-Term Performance Bonus of $2,200,000 for the period from April 1, 2005 through March 31, 2006 under the Company’s Long-Term Performance Bonus program as set forth in Section 4.5 of the Incentive Plan, provided that such targeted amount and the other terms and conditions of such Long-Term Performance Bonus shall be subject to determination and approval of the Compensation Committee in accordance with the terms of the Incentive Plan.

          (d) As soon as practicable after the Effective Date, management shall recommend to the Compensation Committee that, pursuant to the Incentive Plan, the Employee will be granted an award of 14,000 restricted shares (“Restricted Stock”) of Common Stock, subject to restrictions on transferability as set forth in the Incentive Plan and the Restricted Stock grant agreement provided to the Employee. Such Restricted Stock grant agreement shall provide that the restrictions applicable to the Restricted Stock shall lapse in approximately three equal installments on each of the first three anniversaries of the grant date, provided the Employee remains employed through the applicable vesting date.

     4. Benefits and Perquisites; CIC Policy. During the term of the Employee’s employment, the Employee shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior employees of the Company.

          Management will also recommend to the Board that the Employee be included as a participant in the Company’s Change in Control Severance Policy (the “CIC Severance Policy”), provided that such participation and any other terms and conditions related to such participation shall be at the discretion of the Board in accordance with the terms of such CIC Severance Policy.

5. Termination; Termination Payments.

          (a) Unless the Employee’s employment shall sooner terminate for any reason pursuant to paragraph 5 of this Agreement, the “Employment Period” shall commence on the Effective Date and shall initially terminate on the second anniversary of the Effective Date, except that beginning on the second anniversary of the Effective Date, the Employment Period will automatically extend for one year unless either the Employee or the Company gives at least 60 days’ advance written notice of non-extension.

          (b) In the event that the Employee’s employment is terminated during the Employment Period (i) by the Employee for Good Reason (as defined in Appendix A) or (ii) by the Company without Cause (as defined in Appendix A), other than as a result of the Employee’s death or disability (within the meaning of the Company’s long-term disability program then in effect), subject to the Employee’s execution and delivery of a valid and effective release and waiver in a form satisfactory to the Company, the Company shall pay the Employee ratably over 12 months, on the Company’s regular payroll dates, an amount equal to (A) one (1) times Employee’s Base Salary and (B) Employee’s “Pro-Rated Annual Bonus”. For purposes of this Agreement, the “Pro-Rated Annual Bonus” shall be an amount equal to the target level of Employee’s Annual Bonus for the fiscal year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days of the Employee’s employment since the beginning of such fiscal year and the denominator of which is 365.

          (c) Notwithstanding anything herein to the contrary, upon the termination of the Employee’s employment for any reason, the rights of the Employee with respect to any shares of restricted stock or options to purchase Common Stock held by the Employee which, as of the Termination Date, have not been forfeited shall be subject to the applicable rules of the plan or agreement under which such restricted stock or options were granted as they exist from time to time. In addition, upon the termination of the Employee’s employment for any reason, the Company shall pay to the Employee his Base Salary through the Termination Date, plus any unused vacation time accrued through the Termination Date. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates shall be payable in accordance with such employee benefit plan, policy, practice or program as the case may be, provided that the Employee shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay.

          (d) In the event that the Employee resigns without Good Reason, is terminated for Cause, or dies or becomes disabled (within the meaning of the Company’s long-term disability program then in effect) during the Employment Period, no benefits shall be payable to the Employee under paragraph 5(b) of this Agreement, but the terms and conditions of paragraph 5(c) shall remain in effect.

          (e) If the Employee becomes a participant in the Company’s CIC Severance Policy (as described above) and a “Change in Control” occurs, any payments and benefits provided in the CIC Severance Policy that the Employee is entitled to will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to the Employee the greater of the two payments or benefits but not to duplicate them .

     6. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and the Employee each acknowledge and agree that the Employee’s employment with the Company may be terminated by either the Company upon 30 days’ written notice to the Employee (subject to the provisions of paragraph 5 of this Agreement) or by the Employee upon 60 days’ written notice to the Company (subject to the provisions of paragraph 5 of this Agreement), at any time and for any reason, with or without Cause; provided that this Agreement may be terminated for Cause immediately upon written notice from the Company to the Employee; and provided further that the Company may determine to waive all or part of the Employee’s 60 days’ notice period at its discretion. In addition, this Agreement shall automatically terminate upon Employee’s death or disability (determined in accordance with the Company’s practices and policies). Upon termination of the Employee’s employment for any reason whatsoever, the Company shall have no further obligations to the Employee other than those set forth in paragraph 5 of this Agreement. The effective date of the Employee’s termination of employment shall be referred to herein as the “Termination Date.”

     7. General.

          (a) Any notice required or permitted to be given under this Agreement shall be made either:

               (i) by personal delivery to the Employee or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One Computer Associates Plaza, Islandia, New York 11749, Attention: Senior Vice President – Human Resources, or

               (ii) in writing and sent by registered mail, postage prepaid, to the Employee’s residence, or, in the case of the Company, to the Company’s Principal Office.

          (b) This Agreement shall be binding upon the Employee and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.

          (d) This Agreement, the Employment and Confidentiality Agreement executed by the Employee on or about the Effective Date and the other documents referred to herein represent the entire agreement between the Employee and the Company related to the Employee’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified, in writing, jointly by the Employee and a duly authorized representative of the Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (e) The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired and shall remain enforceable to the fullest extent permitted by law. In addition, waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

/s/ Mike Christenson	By:	/s/ Andrew G. Goodman

Mike Christenson	Name:	Andrew G. Goodman
	Title:	Senior Vice President, HR

Appendix A

     For purposes of this Agreement, “Cause” means any of the following:

          (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Group under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed his duties and responsibilities.

          (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

          (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

          (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).

          (5) The Employee’s breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.

          (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute “Cause”.

          (7) The Employee’s withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.

          (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible).

          (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

          (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

     For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.

     For purposes of this Agreement, “Good Reason” shall mean any of the following:

          (1) Any material and adverse change in the Employee’s position with the Group;

          (2) Any material and adverse reduction in the Employee’s authorities or responsibilities other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on the Employee’s giving the Company notice;

          (3) Any reduction by the Company in the Employee’s Base Salary or target level of Annual Bonus as set forth in Sections 3(a) and (b), respectively, other than any such reduction agreed to by the Employee in writing;

          (4) The Company’s material breach of this Agreement;

     provided that, no alleged action, reduction or breach set forth in (1) through (4) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from the Employee of a written notice, setting forth such course of conduct deemed by the Employee to constitute “Good Reason”.